Exhibit 99.1

Kellogg Company News
For release:	April 26, 2012
Analyst Contact:	Simon Burton, CFA (269) 961-6636
Media Contact:	Kris Charles (269) 961-3799

KELLOGG COMPANY REPORTS FIRST-QUARTER 2012 RESULTS;

AS PREVIOUSLY ANNOUNCED, ADJUSTS FULL-YEAR GUIDANCE

BATTLE CREEK, Mich. – Kellogg Company (NYSE: K) today announced first quarter 2012 reported net sales of $3.4 billion, a 1.3 percent decline from the first quarter of 2011. Internal net sales, which exclude the effects of foreign currency translation and acquisitions and dispositions, remain approximately unchanged from the same period last year. First-quarter 2012 reported operating profit was $535 million, a decline of 6.5 percent; internal operating profit declined by 6.1 percent. This decline was the result of lower-than-expected results in the European business and in some categories in the U.S., high-levels of commodity inflation, and the timing of 2012’s investment in the company’s continuing supply-chain initiatives.

First quarter 2012 reported net earnings were $358 million, or $1.00 per diluted share, approximately unchanged from the first quarter of 2011. First quarter 2012 reported net earnings included a $26 million pre-tax benefit from hedging activities associated with the pending acquisition of the Pringles business.

“While results in the first quarter were lower than we had planned due to weakness in Europe and certain other businesses, we are confident that we are taking the right actions and investing in the right places,” said John Bryant, Kellogg Company’s president and chief executive officer.

North America

Kellogg North America reported net sales growth of 1.5 percent in the first quarter; internal net sales growth was 1.6 percent. In the first quarter, U.S. Morning Foods and Kashi posted an internal net sales decline of 1.7 percent and U.S. Snacks posted internal net sales growth of 2.3 percent. The U.S. Specialty business posted strong internal net sales growth of 7.8 percent and the North America Other segment reported internal net sales growth of 3.4 percent. First quarter reported North American operating profit declined by 5.1 percent; North American internal operating profit declined by 5.0 percent.

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International

Kellogg International reported a net sales decline of 7.1 percent in the first quarter. Internal net sales for the quarter declined 3.7 percent. The Latin American business posted internal net sales growth of 7.5 percent in the quarter. Internal net sales in our European business decreased by 10.4 percent as a result of continued weakness in the region and issues specific to the business. The Asia Pacific segment posted internal net sales growth of 1.6 percent.

Kellogg International’s first quarter reported operating profit declined by 10.7 percent; internal operating profit declined by 9.7 percent. Latin America’s internal operating profit increased by 10.6 percent in the first quarter. Europe’s first-quarter internal operating profit declined by 19.8 percent and accounted for all of the International business’ decline in the quarter. Asia Pacific’s internal operating profit decreased by 0.6 percent.

Interest and Tax

Kellogg’s interest expense totaled $32.6 million in the first quarter, including the $26 million benefit from hedging. The reported effective tax rate for the quarter was 30.5 percent.

Cash flow

Cash flow, defined as cash from operating activities less capital expenditures, was $277 million for the first quarter, compared to $207 million in the first quarter of 2011. Kellogg repurchased $63 million of shares, all of which were completed early in the quarter.

Kellogg Adjusts 2012 Net Sales, Operating Profit, and Earnings Guidance

As previously announced, Kellogg adjusted its guidance for internal net sales growth to a range between 2 and 3 percent. The decline was driven by the Company’s European business and initial weak volume growth in certain U.S. categories. As a result of the change in sales guidance, the Company now expects that full-year internal operating profit will decline between 2 to 4 percent. Expectations for full-year, as-reported earnings per share have been lowered by approximately 2

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percent to a range between $3.18 and $3.30 per share, including the expected impact of the Pringles acquisition, continued investments in supply chain, an update of the company’s SAP platform, continued investment in brand building, and lower-than-originally-anticipated share repurchases.

“Despite the difficult environment we faced in the first quarter, we remain committed to investment and optimistic about the strength of our brands and the categories in which we compete,” continued Bryant. “We’re also very excited about adding the great Pringles brand to our family. The acquisition of the Pringles business will bring significant opportunity and only increases our confidence in the long-term potential of our business.”

Conference Call / Webcast

Kellogg will host a conference call to discuss these results on April 26, 2012 at 9:30 a.m. Eastern Time. The conference call and accompanying presentation slides will be broadcast live over the Internet at http://investor.kelloggs.com. Analysts and institutional investors may participate in the Q&A session by dialing (888) 338-8373 in the U.S., and (973) 872-3000 outside of the U.S. Members of the media and the public are invited to attend in a listen-only mode. Rebroadcast information is available at http://investor.kelloggs.com.

About Kellogg Company

Driven to enrich and delight the world through foods and brands that matter, Kellogg Company (NYSE: K) is the world’s leading producer of cereal and a leading producer of snacks and frozen foods. Every day, our well-loved brands – produced in 17 countries and marketed in more than 180 countries – nourish families so they can flourish and thrive. With 2011 sales of more than $13 billion, these brands include Cheez-It®, Coco Pops®, Corn Flakes®, Eggo®, Frosted Flakes®, Kashi®, Keebler®, Kellogg’s®, Mini-Wheats®, Pop-Tarts®, Rice Krispies®, Special K®, and many more. To learn more about Kellogg Company, including our corporate responsibility initiatives and rich heritage, please visit www.kelloggcompany.com.

Forward-Looking Statements Disclosure

This news release contains, or incorporates by reference, “forward-looking statements” with projections concerning, among other things, the pending acquisition of the Pringles® business, the Company’s strategy, and the Company’s sales, earnings, margin, operating profit, costs and

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expenditures, interest expense, tax rate, capital expenditure, dividends, cash flow, debt reduction, share repurchases, costs, brand building, ROIC, working capital, growth, new products, innovation, cost reduction projects, and competitive pressures. Forward-looking statements include predictions of future results or activities and may contain the words “expects,” “believes,” “should,” “will,” “anticipates,” “projects,” “estimates,” “implies,” “can,” or words or phrases of similar meaning.

The Company’s actual results or activities may differ materially from these predictions. The Company’s future results could also be affected by a variety of factors, including the ability to complete the acquisition of the Pringles® business and the realization of the anticipated benefits from the acquisition in the amounts and at the times expected, the impact of competitive conditions; the effectiveness of pricing, advertising, and promotional programs; the success of innovation, renovation and new product introductions; the recoverability of the carrying value of goodwill and other intangibles; the success of productivity improvements and business transitions; commodity and energy prices; labor costs; disruptions or inefficiencies in supply chain; the availability of and interest rates on short-term and long-term financing; actual market performance of benefit plan trust investments; the levels of spending on systems initiatives, properties, business opportunities, integration of acquired businesses, and other general and administrative costs; changes in consumer behavior and preferences; the effect of U.S. and foreign economic conditions on items such as interest rates, statutory tax rates, currency conversion and availability; legal and regulatory factors including changes in food safety, advertising and labeling laws and regulations; the ultimate impact of product recalls; business disruption or other losses from war, terrorist acts or political unrest; and other items.

Forward-looking statements speak only as of the date they were made, and the Company undertakes no obligation to update them publicly.

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Kellogg Company and Subsidiaries

CONSOLIDATED STATEMENT OF INCOME

(millions, except per share data)

	Quarter ended
(Results are unaudited)	March 31, 2012	April 2, 2011
Net sales	$3,440	$3,485

Cost of goods sold	2,069	2,064
Selling, general and administrative expense	836	849

Operating profit	535	572

Interest expense	33	67
Other income (expense), net	13	—

Income before income taxes	515	505
Income taxes	157	140

Net income	$358	$365

Net income (loss) attributable to noncontrolling interests	—	(1)

Net income attributable to Kellogg Company	$358	$366

Per share amounts:
Basic	$1.00	$1.00
Diluted	$1.00	$1.00

Dividends per share	$.4300	$.4050

Average shares outstanding:
Basic	357	365

Diluted	359	368

Actual shares outstanding at period end	357	362

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Kellogg Company and Subsidiaries

SELECTED OPERATING SEGMENT DATA

(millions)
	Quarter ended
(Results are unaudited)	March 31, 2012	April 2, 2011
Net sales
U.S. Morning Foods & Kashi	$941	$958
U.S. Snacks	742	725
U.S. Specialty	348	323
North America Other	368	358
Europe	538	621
Latin America	270	261
Asia Pacific	233	239

Consolidated	$3,440	$3,485

Operating profit
U.S. Morning Foods & Kashi	$159	$181
U.S. Snacks	118	124
U.S. Specialty	71	65
North America Other	70	70
Europe	78	101
Latin America	51	48
Asia Pacific	34	31

Total Reportable Segments	581	620
Corporate	(46)	(48)

Consolidated	$535	$572

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Kellogg Company and Subsidiaries

CONSOLIDATED STATEMENT OF CASH FLOWS

(millions)

	Quarter ended
	March 31,	April 2,
(unaudited)	2012	2011
Operating activities
Net income	$358	$365
Adjustments to reconcile net income to operating cash flows:
Depreciation and amortization	95	89
Deferred income taxes	(53)	6
Other	28	6
Postretirement benefit plan contributions	(25)	(178)
Changes in operating assets and liabilities	(63)	22

Net cash provided by operating activities	340	310

Investing activities
Additions to properties	(63)	(103)
Other	6	4

Net cash used in investing activities	(57)	(99)

Financing activities
Net issuances (reductions) of notes payable	(178)	1,031
Reductions of long-term debt	—	(946)
Net issuances of common stock	41	122
Common stock repurchases	(63)	(329)
Cash dividends	(153)	(148)
Other	(2)	4

Net cash used in financing activities	(355)	(266)

Effect of exchange rate changes on cash and cash equivalents	16	15

Decrease in cash and cash equivalents	(56)	(40)
Cash and cash equivalents at beginning of period	460	444

Cash and cash equivalents at end of period	$404	$404

Supplemental financial data:
Cash Flow (operating cash flow less property additions) (a)	$277	$207

(a)	We use this non-GAAP measure of cash flow to focus management and investors on the amount of cash available for debt reduction, dividend distributions, acquisition opportunities, and share repurchase.

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Kellogg Company and Subsidiaries

CONSOLIDATED BALANCE SHEET

(millions, except per share data)

	March 31,	December 31,
	2012	2011
	(unaudited)	*
Current assets
Cash and cash equivalents	$404	$460
Accounts receivable, net	1,304	1,188
Inventories:
Raw materials and supplies	264	247
Finished goods and materials in process	880	885
Deferred income taxes	197	149
Other prepaid assets	143	98

Total current assets	3,192	3,027
Property, net of accumulated depreciation of $4,967 and $4,847	3,295	3,281
Goodwill	3,628	3,623
Other intangibles, net of accumulated amortization of $49 and $49	1,454	1,454
Pension	190	150
Other assets	375	366

Total assets	$12,134	$11,901

Current liabilities
Current maturities of long-term debt	$1,525	$761
Notes payable	59	234
Accounts payable	1,186	1,189
Accrued advertising and promotion	461	410
Accrued income taxes	180	66
Accrued salaries and wages	172	242
Other current liabilities	428	411

Total current liabilities	4,011	3,313
Long-term debt	4,254	5,037
Deferred income taxes	648	637
Pension liability	550	560
Nonpension postretirement benefits	188	188
Other liabilities	419	404

Commitments and contingencies

Equity
Common stock, $.25 par value	105	105
Capital in excess of par value	530	522
Retained earnings	6,917	6,721
Treasury stock, at cost	(3,142)	(3,130)
Accumulated other comprehensive income (loss)	(2,348)	(2,458)

Total Kellogg Company equity	2,062	1,760
Noncontrolling interests	2	2

Total equity	2,064	1,762

Total liabilities and equity	$12,134	$11,901

*	Condensed from audited financial statements.

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Kellogg Company and Subsidiaries

Analysis of net sales and operating profit performance

First quarter of 2012 versus 2011
(dollars in millions)	U.S. Morning Foods & Kashi	U.S. Snacks	U.S. Specialty	North America Other	Europe	Latin America	Asia Pacific	Corp- orate	Consoli- dated
2012 net sales	$941	$742	$348	$368	$538	$270	$233	$—	$3,440

2011 net sales	$958	$725	$323	$358	$621	$261	$239	$—	$3,485

% change - 2012 vs. 2011:
Internal business (a)	-1.7%	2.3%	7.8%	3.4%	-10.4%	7.5%	1.6%	—	-.1%
Dispositions (b)	—%	—%	—%	—%	—%	—%	-4.0%	—	-.3%
Foreign currency impact	—%	—%	—%	-.8%	-3.0%	-3.8%	-.1%	—	-.9%

Total change	-1.7%	2.3%	7.8%	2.6%	-13.4%	3.7%	-2.5%	—	-1.3%

(dollars in millions)	U.S. Morning Foods & Kashi	U.S. Snacks	U.S. Specialty	North America Other	Europe	Latin America	Asia Pacific	Corp- orate	Consoli- dated
2012 operating profit	$159	$118	$71	$70	$78	$51	$34	$(46)	$535

2011 operating profit	$181	$124	$65	$70	$101	$48	$31	$(48)	$572

% change - 2012 vs. 2011:
Internal business	-12.2%	-4.6%	8.1%	.9%	-19.8%	10.6%	-.6%	4.2%	-6.1%
Dispositions (b)	—%	—%	—%	—%	—%	—%	5.7%	—%	.3%
Foreign currency impact	—%	—%	—%	-.8%	-2.3%	-4.4%	3.3%	—%	-.7%

Total change	-12.2%	-4.6%	8.1%	.1%	-22.1%	6.2%	8.4%	4.2%	-6.5%

(a)	Growth rate includes volume and price/mix.
(b)	Impact of results for the quarter ended March 31, 2012 from the divestiture of Navigable Foods.

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Kellogg Company and Subsidiaries

Up-Front costs*

$ millions

	Quarter ended March 31, 2012
	Cost of goods sold	Selling, general and administrative expense	Total
2012
U.S. Morning Foods & Kashi	$2	$2	$4
U.S. Snacks	2	1	3
U.S. Specialty	—	—	—
North America Other	—	1	1
Europe	1	—	1
Latin America	—	—	—
Asia Pacific	—	—	—

Total up-front costs	$5	$4	$9

	Quarter ended April 2, 2011
	Cost of goods sold (a)	Selling, general and administrative expense	Total
2011
U.S. Morning Foods & Kashi	$4	$1	$5
U.S. Snacks	3	1	4
U.S. Specialty	—	—	—
North America Other	1	—	1
Europe	6	—	6
Latin America	—	—	—
Asia Pacific	1	—	1

Total up-front costs	$15	$2	$17

2012 Variance - better(worse) than 2011
U.S. Morning Foods & Kashi	$2	$(1)	$1
U.S. Snacks	1	—	1
U.S. Specialty	—	—	—
North America Other	1	(1)	—
Europe	5	—	5
Latin America	—	—	—
Asia Pacific	1	—	1

Total up-front costs	$10	$(2)	$8

*	Up-front costs are charges incurred by the Company which will result in future cash savings and/or reduced depreciation. They include expense associated with capital projects across our supply chain network.
(a)	Includes expense associated with capital projects across our supply chain network incurred primarily in the North America businesses totaling $7 million for the quarter ended April 2, 2011.

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